EXHIBIT 99.1

Town Sports International Holdings, Inc. Announces That It Is Exploring Strategic Alternatives

New York, NY ¯ June 30, 2005 ¯ Town Sports International Holdings, Inc. (TSI) announced today that it is exploring various strategic alternatives for TSI, including a possible sale of TSI, and has retained Goldman, Sachs & Co., Deutsche Bank Securities Inc. and Credit Suisse First Boston LLC to assist TSI in its review.